PROSPECTUS SUPPLEMENT NO. 1
                                         (to prospectus dated September 8, 2000)


                                 242,876 Shares
                       First Industrial Realty Trust, Inc.
                                  Common Stock


     This prospectus supplement supplements information contained in the "Selling Stockholders" section of the prospectus dated September 8, 2000 relating to the potential offer and sale from time to time of up to 242,876 shares of common stock of First Industrial Realty Trust, Inc. by the selling stockholders. This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the prospectus dated September 8, 2000, including any supplements or amendments to such prospectus.

     The table below reflects the following transactions:

     o the transfer by The Henry D. and Terri D. Bullock Trust U/A/D 8/28/92, Henry D. Bullock & Terri D. Bullock as Trustees, of 500 units to Menlo Park Presbyterian Church;

     o the transfer by The Henry D. and Terri D. Bullock Trust U/A/D 8/28/92, Henry D. Bullock & Terri D. Bullock as Trustees, of 100 units to Foundation for Advanced Christian Training (FACT);

     o the transfer by The Henry D. and Terri D. Bullock Trust U/A/D 8/28/92, Henry D. Bullock & Terri D. Bullock as Trustees, of 175 units to Northwestern Universiy;

     o the transfer by The Henry D. and Terri D. Bullock Trust U/A/D 8/28/92, Henry D. Bullock & Terri D. Bullock as Trustees, of 50 units to Muskingum College;

     o the transfer by The Henry D. and Terri D. Bullock Trust U/A/D 8/28/92, Henry D. Bullock & Terri D. Bullock as Trustees, of 100 units to Menlo School;

     o the transfer by The Henry D. and Terri D. Bullock Trust U/A/D 8/28/92, Henry D. Bullock & Terri D. Bullock as Trustees, of 175 units to The UCLA Foundation-- The Anderson School;

     o the transfer by The Henry D. and Terri D. Bullock Trust U/A/D 8/28/92, Henry D. Bullock & Terri D. Bullock as Trustees, of 190 units to Women at the Well;

     o the transfer by The Henry D. and Terri D. Bullock Trust U/A/D 8/28/92, Henry D. Bullock & Terri D. Bullock as Trustees, of 650 units to The Bullock Childrens Education Trust U/A/D 12/20/94 F/B/O Benjamin Dure Bullock, Henry D. & Terri D. Bullock & Richard J. Holmstrom as Trustees; and

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     o    the transfer by The Henry D. and Terri D. Bullock Trust U/A/D 8/28/92,
          Henry D. Bullock & Terri D. Bullock as Trustees, of 650 units to The Bullock Childrens Education Trust U/A/D 12/20/94 F/B/O Christine
          Laurel Bullock, Henry D. & Terri D. Bullock & Richard J. Holmstrom as Trustees.

                                            Number of shares and units owned              Number of shares
Name                                              before the offering                      offered hereby
----                                     --------------------------------------           ---------------

The Henry D. & Terri D. Bullock Trust
U/A/D 8/28/92, Henry D. & Terri D.
Bullock as Trustees                                      81,235                               4,176(4)

The Bullock Childrens Education Trust
U/A/D 12/20/94 F/B/O Benjamin Dure
Bullock, Henry D. & Terri D. Bullock
& Richard J. Holmstrom as Trustees
                                                          5,220                               3,320(4)
The Bullock Childrens Education Trust
U/A/D 12/20/94 F/B/O Christine Laurel
Bullock, Henry D. & Terri D. Bullock
& Richard J. Holmstrom as Trustees
                                                          5,220                               3,320(4)
The UCLA Foundation -- The Anderson
School                                                     215                                 215(4)

Northwestern University                                    215                                 215(4)

Muskingum College                                          90                                   90(4)

Menlo Park Presbyterian Church                             900                                 900(4)

Foundation for Advanced Christian
Training (FACT)                                            190                                 190(4)

Menlo School                                               450                                 450(4)

Women at the Well                                          190                                 190(4)

          The date of this prospectus supplement is November 20, 2000.